                                                                    Exhibit 12.2

                             Paine Webber Group Inc.
                Computation of Ratio of Earnings to Fixed Charges
                            (In thousands of dollars)

                                    Three Months                          Years Ended December 31,
                                   Ended March 31,   --------------------------------------------------------------
                                        1998 *          1997 *       1996 *       1995         1994         1993
                                     ----------      ----------   ----------   ----------   ----------   ----------
Income before taxes                  $  190,134      $  644,075   $  558,999   $  102,677   $   44,385   $  407,576
                                     ----------      ----------   ----------   ----------   ----------   ----------

Fixed charges:

  Interest                              690,133       2,573,582    1,971,788    1,969,811    1,428,653    1,130,712

  Interest factor in rents               14,762          53,665       54,537       59,491       51,102       50,133
                                     ----------      ----------   ----------   ----------   ----------   ----------

  Total fixed charges                   704,895       2,627,247    2,026,325    2,029,302    1,479,755    1,180,845
                                     ----------      ----------   ----------   ----------   ----------   ----------

Income before taxes and
  fixed charges                      $  895,029      $3,271,322   $2,585,324   $2,131,979   $1,524,140   $1,588,421
                                     ==========      ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges          1.3             1.2          1.3          1.1          1.0          1.3
                                     ==========      ==========   ==========   ==========   ==========   ==========


For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


* Income before taxes includes minority interest in wholly owned subsidiary trusts.